Joe's Jeans Reports 20% Increase in Third Quarter Net Sales

LOS ANGELES, CA -- (Marketwire - October 14, 2010) - Joe's Jeans Inc. (the "Company") (NASDAQ: JOEZ) today announced financial results for the third quarter ended August 31, 2010. Highlights were:

-- Net sales increased 20% to $25.5 million over the prior year comparative period;

-- Gross margin increased sequentially to 46% from 44%; and

-- The Company generated operating income of $1.5 million.

For the third quarter ended August 31, 2010, overall net sales were $25.5 million compared to $21.2 million from the prior year comparative period, or a 20% increase. Our overall gross profit for the quarter increased to $11.8 million from $10.4 million from the prior year comparative period, or a 14% increase. Our overall gross margins were 46% compared to 49% in the prior year comparative period and operating expense in the third quarter of fiscal 2010 was $10.3 million compared to $7.5 million a year ago. We generated operating income of $1.5 million compared to $2.8 million in the prior year comparative period and earnings per share of $0.01 compared to $0.03 in same period a year ago.

Wholesale

Net sales for our wholesale segment increased by 7% to $21.3 million compared to $19.9 million in the third quarter of fiscal 2009. Within our wholesale business, all three sales channels, men's, women's and international, experienced growth. Marc Crossman, President and Chief Executive Officer, commented, "While the premium denim business remains challenging, we have been able to offset declines by utilizing our existing distribution channels as a gateway to expansion for our non-denim categories. This is evidenced by our sales mix of non-denim products increasing from 3% of sales a year ago to 16% of sales this year." Gross margins for our wholesale segment were 45% compared to 48%. Our wholesale gross margin decreased as a result of a higher mix of sales from our new product categories which currently carry lower margins than our core denim. However, gross margins increased sequentially from 42% to 45% as a result of improving sourcing of our non-denim products. Wholesale operating expense in the third quarter of fiscal 2010 was $3.8 million compared to $3.0 million a year ago. Our wholesale expenses increased over last year mostly due to the addition of our own customer service representatives, increased sample costs for our new product classifications, and staffing expenses for our shop in shop program in France. In the third quarter and prior year comparative period, our wholesale operating income was $5.7 million compared to $6.5 million.

Retail

Net sales from our retail segment increased 223% to $4.2 million compared to $1.3 million in the prior year comparative period. The growth in retail sales was driven by same store sales comp increases of 23.5% and revenue contribution from growing our store base from five to 14. Gross margins for our retail segment were 55% compared to 66% in the respective comparative periods. Mr. Crossman commented, "The decrease in our gross margins is attributable to a strategic decision we made to liquidate the remnants of old collection items after the launch of our new product categories. Having sold the balance of the old collection items between June and September, our gross margin has rebounded to the 66% level." Retail operating expense in third quarter of fiscal 2010 was $2.3 million compared to $968,000 a year ago. Retail expenses increased as a result of additional store payroll and rent costs associated with operating 14 retail stores compared to five in the prior year period and pre-opening costs associated with our full price store in Santa Monica, California. Our retail operating loss narrowed to $10,000 compared to $108,000 a year ago.

Corporate and Other

For the third quarter of fiscal 2010, our Corporate and other expense was $4.2 million compared to $3.6 million a year ago. Corporate and other expenses increased due to the additional employee overhead as we increased our headcount to support the new product categories. In addition, income taxes had an impact on our net income. For the third quarter, our effective income tax rate was 60% compared to 30% in the prior year period. Because of the non-deductibility of the earn-out we continue to pay as part of the original merger consideration with JD Holdings Inc., our reported income tax rate is substantially higher than the statutory rate of 40% and our cash tax rate of 15%.

The Company will host a conference call on Thursday, October 14, 2010 at 4:30 p.m. Eastern Time with the Company's Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the third quarter of fiscal 2010.

To access the live call, please dial (800) 901-5218 (U.S.) or (617) 786-4511 (International). The conference ID number and participant passcode is 76034836 and is titled "Q3 2010 Joe's Jeans Inc. Earnings Conference Call." The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:30 p.m. Eastern Time on October 14, 2010 until 11:59 p.m. Eastern Time on October 21, 2010 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 96189492. In addition, the conference call will be archived for two weeks on the Company's website at www.joesjeans.com.

                    JOE'S JEANS INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share data)

                                                  Three months ended
                                           --------------------------------
                                           August 31, 2010  August 31, 2009
                                           ---------------  ---------------
                                                     (unaudited)
Net sales                                  $        25,534  $        21,238
Cost of goods sold                                  13,732           10,864
                                           ---------------  ---------------
  Gross profit                                      11,802           10,374
                                           ---------------  ---------------

Operating expenses
  Selling, general and administrative               10,070            7,394
  Depreciation and amortization                        223              132
                                           ---------------  ---------------
                                                    10,293            7,526
                                           ---------------  ---------------
Operating income                                     1,509            2,848
  Interest expense                                     113               90
                                           ---------------  ---------------
Income before provision for taxes                    1,396            2,758
  Income tax expense                                   838              824
                                           ---------------  ---------------
Net income                                 $           558  $         1,934
                                           ===============  ===============

Earnings per common share - basic          $          0.01  $          0.03
                                           ===============  ===============

Earnings per common share - diluted        $          0.01  $          0.03
                                           ===============  ===============

Weighted average shares outstanding
  Basic                                             62,841           60,177
  Diluted                                           64,494           61,462

The following table sets forth certain segment information for the three months ended August 31, 2010 and 2009, respectively:

                    JOE'S JEANS INC. AND SUBSIDIARIES
                              Segment Results
                              (in thousands)

                                     Three months ended
                             -----------------------------------
                             August 31, 2010    August 31, 2009
                             ----------------   ----------------
                                         (unaudited)
Net sales
  Wholesale                  $         21,349   $         19,943
  Retail                                4,185              1,295
                             ----------------   ----------------
                             $         25,534   $         21,238
                             ================   ================

Gross Profit:
  Wholesale                  $          9,498   $          9,514
  Retail                                2,304                860
                             ----------------   ----------------
                             $         11,802   $         10,374
                             ================   ================

Operating income (loss):
  Wholesale                  $          5,741   $          6,525
  Retail                                  (10)              (108)
  Corporate and other                  (4,222)            (3,569)
                             ----------------   ----------------
                             $          1,509   $          2,848
                             ================   ================

About Joe's Jeans Inc.

Joe's Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words "intend," "believe," "estimate," "project," "expect" or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company's financial performance or strategies; the highly competitive nature of the Company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company's ability to respond to the business environment and fashion trends; continued acceptance of the Joe's® brand in the marketplace; successful implementation of any growth or strategic plans, including changes and new product offerings; effective inventory management; the Company's ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of its operations, which access may be adversely impacted by a number of factors, including the reduced availability of credit generally and the substantial tightening of the credit markets, including lending by financial institutions, who are sources of credit for the Company, the recent increase in the cost of capital, the level of the Company's cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company's third party vendors could have a negative impact on the Company's reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company's other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Joe's Jeans Inc.
Hamish Sandhu
323-837-3700 x 304